As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE LIBERTY PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation or Organization)

13-3147497

(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303

GREAT NECK, NEW YORK 11021

(Address of Principal Executive Offices) (Zip Code)

ONE LIBERTY PROPERTIES, INC. 2016 INCENTIVE PLAN

(Full Title of the Plan)

Mark H. Lundy, Esq.
Senior Vice President and Secretary

One Liberty Properties, Inc.
60 Cutter Mill Road

Great Neck, New York 11021

(Name and Address of Agent for Service)

516-466-3100

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Shares of common stock, par value $1.00 per share	750,000	$24.76	$18,570,000	$1,870

(1)	This registration statement registers 750,000 of the registrant’s shares of common stock, par value $1.00 per share, authorized for issuance under the registrant’s 2016 Incentive Plan.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any of the registrant’s shares of common stock which become issuable under the registrant’s 2016 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and is based upon the average of the high and low price of the registrant’s common stock as reported on the New York Stock Exchange on August 2, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2015 filed by One Liberty Properties, Inc. (the “Registrant”) on March 15, 2016 and the Registrant’s definitive proxy statement filed April 18, 2016;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2015;

(c)	The Registrant’s Registration Statement on Form 8-A, filed on January 5, 2004 pursuant to Section 12(b) of the Exchange Act, and the description of our common stock set forth in the final prospectus supplement filed pursuant to Rule 424(b)(2) on October 28, 2003, which is incorporated therein by reference, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Simeon Brinberg, Esq., who is providing an opinion on the legality of the shares of common stock being registered hereby, is Senior Counsel of the Registrant. Mr. Brinberg is eligible to participate in the 2016 Incentive Plan and beneficially owns 275,172 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter obligates it to indemnify its directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s charter provides for elimination of the liability of its directors and officers to the Registrant or its stockholders for money damages to the maximum extent permitted by Maryland law from time-to-time.

Our directors and officers are covered by insurance policies maintained by us or on our behalf insuring against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description of Document
5.1	Opinion of Simeon Brinberg, Esq. with respect to the legality of the securities being registered.

10.1	One Liberty Properties, Inc. 2016 Incentive Plan (incorporated by reference to exhibit 10.1 filed on August 5, 2016 with the Registrant’s Quarterly Report on Form 10-Q (File No. 001-09279).

23.1	Consent of Simeon Brinberg, Esq. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on August 5, 2016.

ONE LIBERTY PROPERTIES, INC.

By:	/s/ Patrick J. Callan, Jr.
Patrick J. Callan, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Patrick J. Callan, Jr., Mark H. Lundy and David W. Kalish, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on August 5, 2016.

Signature	Title

/s/ Matthew J. Gould	Chairman of the Board of Directors
Matthew J. Gould

/s/ Patrick J. Callan, Jr.	Director, Chief Executive Officer and President
Patrick J. Callan, Jr.	(principal executive officer)

/s/ Fredric H. Gould	Vice Chairman of the Board of Directors
Fredric H. Gould

Director
Joseph A. Amato

/s/ Charles Biederman	Director
Charles Biederman

/s/ James J. Burns	Director
James J. Burns

/s/ Joseph A. DeLuca	Director
Joseph A. DeLuca

/s/ Jeffrey A. Gould	Director
Jeffrey A. Gould

/s/ Louis P. Karol	Director
Louis P. Karol

/s/ J. Robert Lovejoy	Director
J. Robert Lovejoy

/s/ Leor Siri	Director
Leor Siri

/s/ Eugene I. Zuriff	Director
Eugene I. Zuriff

/s/ David W. Kalish	Senior Vice President and Chief Financial Officer
David W. Kalish	(principal financial officer)

s/ Karen Dunleavy	Vice President — Financial
Karen Dunleavy	(principal accounting officer)

EXHIBIT INDEX

Exhibit
Number	Description of Document
5.1	Opinion of Simeon Brinberg, Esq. with respect to the legality of the securities being registered.

10.1	One Liberty Properties, Inc. 2016 Incentive Plan (incorporated by reference to exhibit 10.1 filed on August 5, 2016 with the Registrant’s Quarterly Report on Form 10-Q (File No. 001-09279).

23.1	Consent of Simeon Brinberg, Esq. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).